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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Amedisys, Inc.:

         We consent to the use of our report dated March 8, 2004, with respect to the consolidated balance sheets of Amedisys, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement. The consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 2001 were audited by other auditors who have ceased operations.

         Our report refers to our audit of the transitional disclosures for 2001 required by Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets", which was adopted by Amedisys, Inc. on January 1, 2002 to revise the 2001 consolidated financial statements, as more fully described in
Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Baton Rouge, Louisiana
August 18, 2004